Exhibit 15.3

Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	2
Consolidated Balance Sheets as of December 31, 2024 and December 31, 2023	4
Consolidated Statements of Operations for the year ended December 31, 2024 and the period from November 9, 2023 (Inception) through December 31, 2023	5
Consolidated Statements of Changes in Stockholders’ Deficit for the year ended December 31, 2024 and the period from November 9, 2023 (Inception) through December 31, 2023	6
Consolidated Statements of Cash Flows for the year ended December 31, 2024 and period from November 9, 2023 (Inception) through December 31, 2023	7
Notes to Consolidated Financial Statements	8-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Blue Gold Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Blue Gold Holdings Limited and subsidiary (the “Company”) as of December 31, 2024 and 2023, and the related statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2024 and for period from November 9, 2023 (Inception) to December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and for the period from November 9, 2023 (Inception) to December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the consolidated financial statements, the Company has no operations, has a working capital deficiency, has losses and needs to raise additional funds to meet its obligations and carry out its strategic plan to complete a business combination. Sources of liquidity have been provided from the issuance of convertible notes, the sale of common stock and from loans and advances provided by affiliated companies. There is no assurance the sources of funding will be available in the future or under similar terms. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Acquisition of the Bogoso Prestea Mine

As described in Note 5 to the consolidated financial statements, on May 15, 2024, the Company completed the closing of a Purchase Agreement, that completed the registration and legal transfer of certain mining assets, primarily mining leases, of the Bogoso Prestea Mine to the Company. The Purchase Agreement provided for the transfer of mining assets from Future Gold Resources Bogoso Prestea Ltd. (“FGRBPL”) (the previous leaseholder) to Blue Gold Bogoso Prestea Ltd. (“BGBPL”), including four mining leases (Bogoso I, Bogoso II, Prestea Surface and Prestea Underground), a government indemnity in favor of the previous leaseholder in respect of certain environmental damage and liabilities, fixed assets including immovable structures, buildings and facilities. Purchase consideration for the transfer of the mining assets is the assumption of the previous leaseholder’s royalty agreement obligation with Golden Star Resources (“GSR Royalty”), which comprised a smelter royalty and contingent payment due upon a decision to move forward with the Bogoso Prestea Mine Project to be paid out over stages during construction, a stream agreement with Royal Gold and the assumption of end of mine asset retirement obligations.

This transaction was accounted for as a purchase which means that the purchase consideration is allocated to the assets acquired based on a relative fair value.

Management has applied significant judgements when determining the estimates of the amounts assigned to each of the components of purchase consideration and the allocation of the purchase consideration amounts to the assets acquired which involves estimates of relative fair value. Management’s estimates of life of mine plans are tied to the measurable resources estimates which are reviewed and approved by qualified persons (management’s specialists). Management specialists were also used to derive estimates of the fair value of the contingent consideration and the asset retirement obligations.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others: the work of management’s specialists was used in performing procedures to evaluate the reasonableness of the measurable resource estimates included in the life of mine plans, which was used in determining an estimate of the amount related to the smelters royalty obligation and used to allocate the purchase consideration to the relative fair values of the assets acquired. Management specialists were also used to derive estimates of the fair value of contingent consideration owed upon a decision to move forward with the Bogoso Prestea Mine Project and the asset retirement obligation which take into consideration contract amounts, engineered abandonment costs, timing of settlement, inflation and appropriate discount rates.

As a basis for using this work, the management’s specialists’ qualifications were evaluated and the Company’s relationship with the management’s specialists was assessed. The procedures performed also included the evaluation of the methods and assumptions used by the management’s specialists, the evaluation of the data used by the management’s specialists, an evaluation of the management’s specialists’ findings and reading the purchase agreement and related royalty agreements.

/s/ Pannell Kerr Forster of Texas P.C.

We have served as the Company’s auditor since inception.

July 1, 2025

Houston, Texas

BLUE GOLD HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023

Assets
Current assets
Cash	$170,557	$—
Prepaid expenses and other current assets	259,854	83,991
Other receivables	2,262	—
Total current assets	432,673	83,991
Property, plant and equipment, net	2,913,509	—
Mineral rights	30,100,000	—
Total assets	$33,446,182	$83,991

Liabilities
Current liabilities
Accounts payable	$1,847,858	$—
Accounts payable- related party, net	2,101,113	—
Accrued expenses and other current liabilities	936,289	—
Advances payable	648,000	—
Related party loan	—	418,669
Convertible notes payable	2,472,848	—
Total current liabilities	8,006,108	418,669
Royalty obligation	2,700,000	—
Contingent consideration liability	17,100,000	—
Asset retirement obligation	13,937,000	—
Total liabilities	41,743,108	418,669
Commitments and contingencies (Note 15)

Stockholders’ deficit
Stockholders’ equity deficit
Common stock, $0.00000000001 par value; 200,000,000 authorized and 108,746,245 issued and outstanding	—	—
Additional paid in capital	3,717,941	—
Accumulated deficit	(11,972,315)	(334,678)
Accumulated other comprehensive loss	(42,552)	—
Total stockholders’ deficit	(8,296,926)	(334,678)
Total liabilities and stockholders’ deficit	$33,446,182	$83,991

The accompanying notes are an integral part of these consolidated financial statements.

BLUE GOLD HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31, 2024	Period from November 9, 2023 (inception) to December 31, 2024
Operating expenses
General and administrative expenses	$2,111,753	$333,781
Merger and acquisition expenses	1,682,391	—
Plant maintenance costs	6,252,438	—
Accretion of asset retirement obligations	1,037,000	—
Depreciation	41,768	—
Start - up costs	—	897
Total operating expenses	11,125,350	334,678

Other income (expense)
Interest expense	(442,869)	—
Related party interest expense, net	(69,418)	—
Total other expense	(512,287)	—
Net loss	$(11,637,637)	$(334,678)
Weighted average common shares outstanding — basic and diluted	102,134,394	100,000,000
Income per common share — basic and diluted	$(0.11)	$(0.00)

The accompanying notes are an integral part of these consolidated financial statements.

BLUE GOLD HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE PERIOD FROM NOVEMBER 9, 2023 (INCEPTION) TO DECEMBER 31, 2023 AND FOR THE YEAR
ENDED DECEMBER 31, 2024

	Common Stock		Additional Paid- In	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Deficit	Loss	Deficit

Balance at November 9, 2023	—	$—	$—	$—	$—	$—
Issuance of common stock	100,000,000	—	—	—	—	—
Net loss	—	—	—	(334,678)	—	(334,678)
Balance at December 31, 2023	100,000,000	—	—	(334,678)	—	(334,678)
Proceeds from the issuance of common stock	8,590,592	—	3,628,191	—	—	3,628,191
Issuance of common stock in exchange for services	155,653	—	89,749	—	—	89,749
Currency translation adjustment	—	—	—	—	(42,552)	(42,552)
Net loss	—	—	—	(11,637,637)	—	(11,637,637)
Balance at December 31, 2024	108,746,245	$—	$3,717,941	$(11,972,315)	$(42,552)	$(8,296,926)

The accompanying notes are an integral part of these consolidated financial statements.

BLUE GOLD HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2024	Period from November 9, 2023 (inception) to December 31, 2023
Cash Flows from Operating Activities:
Net loss	$(11,637,637)	$(334,678)
Adjustment to reconcile net loss to cash used in operating activities:
Accretion of asset retirement obligation	1,037,000	—
Depreciation	41,768	—
Operating and prepaid expenses paid by related party	1,682,444	418,669
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(174,210)	(83,991)
Other receivables	(2,303)	—
Accounts payable	1,870,285	—
Accrued expenses and other liabilities	948,335	—
Net cash used in operating activities	(6,234,318)	—

Cash Flows from Investing Activities:
Purchase of fixed assets	(355,277)	—
Net cash used in investing activities	(355,277)	—

Cash Flows from Financing Activities:
Proceeds from convertible notes	2,850,000	—
Repayment of convertible notes	(377,152)
Proceeds from advances	648,000	—
Issuance of common stock	3,628,191	—
Net cash used in financing activities	6,749,039	—
Effect of exchange rate changes on cash and cash equivalents	11,113	—
Net increase in cash	170,557	—
Cash and cash equivalents, beginning of period	—	—
Cash, end of period	$170,557	$—

Supplemental cash flow information:
Interest paid	$—	$—
Taxes paid	$—	$—

Noncash investing and financing activities:
Acquisition of Mineral rights in exchange for certain obligations	$30,100,000	$—
Acquisition of Property, plant and equipment, net in exchange for certain obligations	$2,600,000	$—
Assumption of royalty payable in exchange for mineral rights and property, plant and equipment, net	$2,700,000	$—
Assumption of contingent consideration liability in exchange for mineral rights and property, plant and equipment, net	$17,100,000	$—
Assumption of asset retirement obligation in connection with obtaining mineral rights and property, plant and equipment	$12,900,000	$—
Issuance of common stock in exchange for services	$89,749	$—

The accompanying notes are an integral part of these consolidated financial statements.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

Blue Gold Holdings Limited (“BGHL”), is an England and Wales private limited liability company that was formed on November 9, 2023 to develop, finance, license, and operate gold mines in Ghana and elsewhere.

BGHL has one subsidiary, Blue Gold Bogoso Prestea Ltd. (“BGBPL”), a wholly owned subsidiary company incorporated in Ghana on January 26, 2024. BGHL and BGBPL (collectively are herein referred to as the “Company”).

On January 27, 2024, BGBPL signed a Purchase and Assumption Agreement (the “Purchase Agreement”) to acquire certain mining assets, primarily mining leases, on an exploration property in the Ashanti gold belt of Ghana, the Bogoso Prestea gold mine (“Bogoso Prestea Mine”), subject to certain closing conditions, including the approval by the Ministry of Lands and Natural Resources of the Republic of Ghana. The closing conditions have been met, with a number of subsequent closing deliverables still to be concluded (including the Royal Gold Agreement novation, the Golden Star Resources Agreement novation, and the Corporate Social Responsibility Agreement novation). The registration of the legal transfer was completed on May 15, 2024. See Note 5 for further information.

On June 25, 2025 (the “Closing Date”), Blue Gold Limited, a Cayman Islands exempted company limited by shares (“BGL”), consummated the previously announced business combination pursuant to the Second Amended and Restated Business Combination Agreement, dated as of June 12, 2024 (as amended and restated, the “BCA”), and further amended on January 8, 2025, March 28, 2025, April 20, 2025, May 8, 2025, and June 10, 2025 by and among BGL, Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares, formerly known as RCF Acquisition Corp. (“Perception”), and BGHL. The following transactions occurred pursuant to the terms of the BCA (collectively, the “Business Combination”):

●	BGL formed Blue Merger Sub, an exempted company incorporated under the laws of the Cayman Islands (“Blue Merger Sub”), for the purposes of the effectuating the business combination;

●	Perception merged with and into BGL, with BGL being the surviving entity (the “Perception Reorganization”);

●	Blue Cayman 1, an exempted company incorporated under the laws of the Cayman Islands (“BC1”), acquired the entirety of the BGHL Shares;

●	BC1 transferred the entire undertaking of BC1, including the entire share capital of BGHL to Blue Cayman 2, an exempted company incorporated under the laws of the Cayman Islands (“BC2”). The name of Blue Cayman 2 was changed to Blue Gold (Cayman) Limited;

●	Blue Merger Sub merged with and into BC2, with BC2 being the surviving entity and becoming a wholly owned subsidiary of BGL.

Following the Business Combination, BGL Ordinary Shares are traded on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “BGL” (the “Listing”).

2. LIQUIDITY AND GOING CONCERN

Since inception, BGHL’s primary sources of liquidity have been cash flows from loans provided by affiliated companies, Blue International Holdings Limited (“BIHL”) and Future Global Resources Limited (“FGR”), the previous leaseholder, as well as funds generated from the issuance of convertible loan notes payable and common stock. For the year ended December 31, 2024, BGHL reported an operating loss of $11.6 million and cash flows used in operations of $6.2 million. As of December 31, 2024, BGHL had an aggregate cash and cash equivalents balance of $170,557 and a net working capital deficit of $7.6 million.

In August 2024, BGHL signed a Gold Advance Payment Purchase Agreement (“GAPPA”) with Gerald Metals SARL (“Gerald”), whereby, subject to satisfying several conditions precedent, Gerald will make advance payments of up to an aggregate of $25,000,000 to fund restart costs. All advance payment amounts, plus interest accruing and compounding daily at 7% plus three-month SOFR per annum, are required to be prepaid 24 months after the date of the first advance payment disbursement. Until such time as all such amounts are paid in full, Gerald is granted a first ranking perfected security interest over all of BG-BPL’s assets, including real property, machinery, and equipment, its mining license, each with regard to the Bogoso Prestea mine, and certain other assets. In consideration of the advance payment, BGBPL will sell 100% of the total material produced at the Bogoso and Prestea site to Gerald for a period of 60 months after the offtake commencement date at a discount as defined in the agreement. The total amount of material sold will be no less than 760,000 oz of gold, delivered pursuant to a prescribed delivery schedule, and such 60 month period can be extended until such amount is delivered. Pursuant to the GAPPA, Gerald was also granted a right of first refusal to participate in the development funding of certain future projects. In addition, the GAPPA includes an undertaking that Blue Gold Limited will become a party to the GAPPA. The GAPPA gives Gerald the option to convert the advance payment, or part thereof, into shares and warrants of Blue Gold Limited. Under Tranche A, $15.0 million of advance payment can be converted to Blue Gold Limited shares up to 10 business days after Listing. The conversion price into BGL shares will be calculated on the basis of a conversion into BGHL shares at $0.43 cents and then applying the BCA conversion into BGL shares achieved by BGHL at the time of the Listing. Each share is paired with a warrant as part of Tranche A, giving the right to purchase shares at the listing price (cash exercise) for a period of 24 months following the date of issue of the warrants. Under Tranche B, $10.0 million of advance payment can be converted to Blue Gold Limited shares for a period of 24 months after the first disbursement of the advance payment. Under Tranche B, Gerald Gerald can elect to convert on the earlier of (i) the Listing; or (ii) during the first calendar month of commercial production. If the conversion under Tranche B takes place prior to Listing, the conversion price shall be 100 cents per share in BGHL, if the conversion is after Listing, the conversion price shall be the initial listing price. Each share is paired with a warrant as part of Tranche B giving the right to purchase shares at the listing price (cash exercise) for a period of (i) 24 months following the date of issue of the warrants if they elect to exercise Tranche B prior to the Listing, or on the IPO date, or within 12 months following the date of last disbursement of the Advance Payment, or (ii) 12 months if Gerald elects to convert after the 12th Month following the date of last disbursement of the Advance Payment. Furthermore, the GAPPA gives Gerald the right, for the duration of the agreement, to two board seats on BGL and BGBPL.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In September 2024, BG-BPL signed a Mining Equipment Supply Framework Agreement with Attachy Construction Limited “Attachy”, whereby Attachy will procure certain goods and equipment necessary for the restart of the Bogoso Prestea mine, up to a total value of $8.0 million. BG-BPL must repay to Attachy the equipment purchase price plus a mark-up of 30% of such price. Repayment of the purchase price and mark-up amount will commence three months after an equipment purchase and will be repaid over seven equal monthly instalments.

On November 7, 2024, BGHL received a $345,000 advance from Attachy.  On each of October 2, 2024, October 28, 2024 and November 13, 2024, BGHL’s subsidiary, BGBPL, received advances in the aggregate amount of $303,000 from Attachy. These advances are non-interest bearing and do not require collateral.  The advances are due on demand and, to date, Attachy has not demanded repayment of the advances.

In March 2025, BGHL received an advance of $866,691 from BC2, BGHL’s current parent company.

As of June 25, 2025 BGHL is undertaking a fundraising in the form of a convertible note, with $1,902,586 having been subscribed to date. The CLN has a maturity date of October 31, 2025 and a redemption premium of 20%. The CLNs will be automatically converted into ordinary shares of BGL thirty (30) days after the Listing. The conversion price will be the lower of (i) the Volume Weighted Average Price (VWAP) over the 30-day period following the Listing lesser the Applicable Discount and (ii) the closing price on the day prior to the conversion lesser the Applicable Discount. The Applicable Discount is a 40% discount for investments made prior to the Listing and a 20% discount for investments made following the Listing.

The funding of BGHL’s future capital requirements will depend on many factors, including BGHL’s revenue growth rate, the timing and extent of spending to support the restart of the Bogoso Prestea Mine and further exploration activities. To finance these activities, BGHL will need to raise additional or alternative capital from outside sources. While there can be no assurances, BGHL currently intends to raise such capital through issuances of additional equity, debt finance, trade finance, and/or offtake finance. BGHL may not be able to raise it on terms acceptable to BGHL or at all. If BGHL is unable to raise additional capital when at the time or in amounts necessary, BGHL’s business, results of operations and financial condition will be materially and adversely affected.

As a result of the above, in connection with BGHL’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that BGHL’s liquidity condition raises substantial doubt about BGHL’s ability to continue as a going concern for the next twelve months and thereafter. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should BGHL be unable to continue as a going concern.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). References to GAAP issued by the FASB in these accompanying notes to the consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”).

The accompanying consolidated financial statements are stated in United States Dollars unless otherwise stated.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of BGHL and its subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Foreign currency translation and transactions

BGHL’s reporting currency is the U.S. dollar. The functional currency of each entity in the group is the currency of the primary economic environment in which it operates. Transactions in foreign currencies are initially recorded into functional currency at the rates of exchange prevailing on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are remeasured into functional currency at the rates of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are remeasured to the functional currency at exchange rates that prevailed on the date of inception of the transaction.

BGHL translates the financial statements from the local (functional) currency into US Dollars using the year or reporting period end or average exchange rates in accordance with the requirements of Accounting Standards Codification subtopic 830-10, Foreign Currency Matters (“ASC 830-10”). Assets and liabilities are translated at exchange rates as of the balance sheet date. Expenses are translated at average rates in effect for the periods presented. Translation gains and losses resulting from re-measurement from functional to reporting currency are recorded in accumulated other comprehensive income or loss as a component of shareholders’ equity.

Gains and losses resulting from transactions denominated in a currency other than the functional currency of the entity are included in general and administrative expenses in the consolidated statements of operations using the average exchange rates in effect during the period.

BGHL, through its subsidiary BGBPL, holds certain long-lived assets in Ghana including the mineral assets. Ghana has experienced economic instability and the Ghanian government has implemented various monetary policies. Ghana has also experienced high rates of inflation over the past several years. BGHL applies hyper-inflationary accounting to Ghana in accordance with the guidelines in ASC 830, “Foreign Currency.” A hyper-inflationary economy designation occurs when a country has experienced cumulative inflation of approximately 100 percent or more over a 3-year period. The hyper-inflationary designation requires the local subsidiary in Ghana to record all transactions as if they were denominated in U.S. dollars. The subsidiary in Ghana has not generated revenue through the date of this report and total net currency exchange losses were not significant.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are adjusted to reflect actual experience when necessary. Significant estimates made by management include, but are not limited to, valuation of mineral rights, valuation of royalty liabilities, contingent consideration, reserve volumes and future net revenues associated with mine resources and the asset retirement obligations.

The Life of Mine model (“LoM”), which has been used as the basis for calculating the mineral rights value and the royalty liability value is prepared to a Scoping Study level. The LoM is preliminary in nature and there is a high degree of uncertainty over the assumptions made. The LoM is solely based on Measured and Indicated Resources which are considered too speculative geologically to have economic considerations applied to them that would allow them to be categorized as mineral reserves, and there is no certainty that the LoM will be realized.

Segment Information

ASC 280, “Segment Reporting” (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. BGHL’s CODM is the chief executive officer, who has ultimate responsibility for the operating performance of BGHL and the allocation of resources. The CODM reviews the assets, operating results, and financial metrics for BGHL as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment. The CODM assesses performance for the single reportable segment and decides how to allocate resources based on operating expenses that also is reported on the statement of operations as net income. The measure of segment assets is reported on the balance sheet as total assets. When evaluating BGHL’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in operating expenses and cash and cash equivalents.

Operating expenses, inclusive of general and administrative costs and sales and marketing costs, are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to fund operations until the Business Combination closes. The CODM also reviews operating expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and the budget. The categories of operating expenses, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

Concentration of Risk

BGHL’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash. BGHL places its cash with financial institutions of high credit worthiness. At times, its cash with a particular financial institution may exceed any applicable government insurance limits. BGHL’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Cash and cash equivalents

Cash is comprised of cash in the bank which is subject to an insignificant risk of changes in value. BGHL considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2024 and 2023, cash amounted to $170,557 and $0, respectively. There were no cash equivalents at December 31, 2024 and 2023.

Property, Plant and Equipment

The value of property, plant and equipment (“PP&E”), including land, buildings and processing equipment, that were acquired as part of the Asset Acquisition are recorded at a relative fair value assessed at the time of the acquisition less depreciation. Any additional PPE acquired, and any expenditures that extend the life of such assets are recorded at historical cost, including direct acquisition costs less depreciation and impairment losses. Historical cost includes expenditures that are directly attributable to the acquisition of the items. Capital work in progress is recorded at cost less impairment losses but is not depreciated until it is in use and transferred into other PPE classifications.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to BGHL and the cost of the item can be measured reliably. All other repairs and maintenance costs are charged to profit or loss during the financial period in which they are incurred.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Depreciation

Depreciation for mobile equipment and other assets is computed using the straight-line method at rates calculated to depreciate the cost of the assets, less their anticipated residual values, if any, over their estimated useful lives as follows:

Vehicles	5 years
Other Equipment	2 years
Computer and accessories	2 years

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

BGHL evaluates the carrying value of property, plant and equipment and finite-lived intangible assets whenever a change in circumstances indicates that the net carrying value may not be recoverable from the entity-specific undiscounted future cash flows expected to result from our use of and eventual disposition of a long-lived asset or asset group. Events or circumstances that could trigger an impairment review of a long-lived asset or asset group include, but are not limited to: (i) a significant decrease in the market price of the asset, (ii) a significant adverse change in the extent or manner that the asset is used or in its physical condition, (iii) a significant adverse change in legal factors or in the business climate that could affect the value of the asset, (iv) an accumulation of costs significantly in excess of original expectation for the acquisition or construction of the asset, (v) a current period operating or cash flow loss combined with a history of operating or cash flow losses or a forecast of continuing losses associated with the use of the asset and (vi) a more-likely-than-not expectation that the asset will be sold or disposed of significantly before the end of its previously estimated useful life. If an impairment exists, the net carrying values are reduced to fair values. BGHL estimates the fair values of these long-lived assets by performing a discounted future cash flow analysis for the remaining useful life of the asset, or the remaining useful life of the primary asset in the case of an asset group. An individual asset within an asset group is not impaired below its estimated fair value. There were no impairments recorded as of December 31, 2024 and 2023.

Mineral Rights and Amortization

Amortization of Mineral Rights (“Mine Properties”), buildings, leasehold land and plant and machinery (collectively the “mineral assets”) is provided for using the unit-of-production method with separate calculations made for each mineral resource.

The calculation of the units-of-production rate of amortization could be impacted to the extent that actual production in the future differs from current forecasted production resulting in possible revision to the estimate of total resources to be produced.

The carrying values of the mineral rights are assessed for impairment by management on an annual basis (while under development) or when indicators of impairment exist. BGHL compares the carrying value of the mine assets to its estimates of undiscounted future cash flows from the underlying resources. Should management determine that these carrying values cannot be recovered, the carrying value is compared to an estimate of fair value and the unrecoverable amounts are written off against earnings and cannot be subsequently reversed. As of December 31, 2024, as the lease termination and ensuing dispute (as described more fully in Note 15) represented a triggering event, in accordance with ASC 360, BGHL compared the undiscounted cash flows of the long-lived asset group to their carrying amounts which determined there was no impairment required.

Mineral Exploration Rights and Costs, Exploration, Evaluation and Development Expenditures

Exploration costs, which include maintenance, development and exploration of mineral claims, are expensed as incurred. When it is determined that a mineral deposit can be economically developed as a result of establishing proven and probable reserves and all regulatory operating permits have been secured, the costs incurred after such determination will be capitalized until the commencement of production and amortized over their useful lives. To date, BGHL has not established the commercial feasibility and received the necessary regulatory operating permits for any of its exploration prospects; therefore, all exploration costs are expensed.

Asset Retirement Obligation

BGHL follows Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”), which established a uniform methodology for accounting for estimated reclamation and abandonment costs. FASB ASC 410 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which the legal obligation associated with the retirement of the long-lived asset is incurred or when acquired. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its future value each period and charged to accretion expense, and the initial capitalized cost is amortized over the useful life of the related asset. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is recorded.

Convertible Notes Payable

BGHL may enter into convertible notes, some of which contain fixed rate conversion features, whereby the outstanding principal and accrued interest may be converted by the holder into common shares at a fixed rate at the time of conversion. This results in a fair value of the convertible note being equal to a fixed monetary amount. BGHL records the convertible note liability at its fixed monetary amount on the issuance date and interest expense charged over the outstanding period of the note.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Business Combination and Asset acquisition

BGHL applies a screen test to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction should be accounted for as an asset acquisition or business combination.

When an acquisition does not meet the definition of a business combination because either: (i) substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset, or group of similar identified assets, or (ii) the acquired entity does not have an input and a substantive process that together significantly contribute to the ability to create outputs, BGHL accounts for the acquisition as an asset acquisition. In an asset acquisition, goodwill is not recognized, but rather, any excess purchase consideration over the fair value of the net assets acquired is allocated on a relative fair value basis to the identifiable net assets as of the acquisition date and any direct acquisition-related transaction costs are capitalized as part of the purchase consideration.

When an acquisition is accounted for as a business combination, BGHL recognizes and measures the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date, while transaction and integration costs related to business combinations are expensed as incurred. Any excess of the purchase consideration in excess of the aggregate fair value of the net tangible and intangible assets acquired, if any, is recorded as goodwill. For material acquisitions, BGHL engages independent appraisers to assist with the determination of the fair value of assets acquired, liabilities assumed, noncontrolling interest, if any, and goodwill, based on recognized business valuation methodologies. An income, market or cost valuation method may be utilized to estimate the fair value of the assets acquired, liabilities assumed, and noncontrolling interest, if any, in a business combination. The income valuation method represents the present value of future cash flows over the life of the asset using discrete financial forecasts, long-term growth rates, appropriate discount rates, and expected future capital requirements. The market valuation method uses prices paid for a similar asset by other purchasers in the market, normalized for any differences between the assets. The cost valuation method is based on the replacement cost of a comparable asset at the time of the acquisition adjusted for depreciation and economic and functional obsolescence of the asset. The fair value of property, plant and mine development is estimated to include the fair value of asset retirement costs of related long-lived tangible assets. During the measurement period, not to exceed one year from the date of acquisition, BGHL may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed as of the acquisition date. After the measurement period, any subsequent adjustments are reflected in the period the adjustment arises.

Fair Value Measurement

As defined in ASC 820, Fair Value Measurements and Disclosures, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date (exit price). BGHL utilize market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that participants used to measure fair value. The hierarchy gives us the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

Level 1: Quoted prices are available in an active market for identical assets or liabilities as of the reporting data. Active markets are those in which transactions for the assets or liability occur in sufficient frequency and volume to provide information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2:Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Subsequently all these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supposed by observable level at which transactions are executed in the marketplace. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, option and collar.

Level 3: Pricing inputs includes significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

The fair value of cash, prepaid expenses and other assets, advances to related parties, accrued expenses and other liabilities, and due to related parties approximates their carrying values due to their relatively short maturities. The royalty payable, contingent consideration payable and the asset retirement obligation were recorded at fair value as of the closing date of the Purchase and Assumption Agreement using level 3 inputs (Note 12).

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

BGHL accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. BGHL has no material uncertain tax positions for any of the reporting periods presented.

As of December 31, 2024, a valuation allowance has been recorded for the full value of its net deferred tax asset due to the uncertainty as to the future recoverability until such time that taxable income is reasonably assured.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of BGHL outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including preferred stock and convertible notes, to the extent dilutive. There were no potential dilutive common stock equivalents for the year ended December 31, 2024 and 2023.

Recent Accounting Pronouncements

Certain new standards, amendments and interpretations, and improvements to existing standards have been published by the FASB and United States Securities and Exchange Commission but are not yet effective and have not been adopted early by BGHL. BGHL does not anticipate that any of these pronouncements will have a material impact on its consolidated financial statements.

4. RESTATEMENT OF PREVIOUSLY ISSUED UNAUDITED INTERIM FINANCIAL STATEMENTS

In connection with the preparation of BGHL’s audited consolidated financial statements included in the Form 20-F, the Company identified required changes to the unaudited interim condensed consolidated financial statements for the three and six months ended June 30, 2024. On January 27, 2024, BGBPL, FGR Bogoso Prestea Ltd. (“FGRBPL”) and Bogoso Gold Streaming plc (“Bond SPV”) entered into a purchase and assumption agreement (the “Purchase Agreement”) to acquire certain mining assets, primarily mining leases, of the Bogoso Prestea Mine, subject to certain closing conditions including approval by the Ministry of Lands and Natural Resources of the Republic of Ghana. The registration of the legal transfer contemplated by the Purchase Agreement was completed on May 15, 2024. The changes relate to the initial asset acquisition accounting performed by the Company when it acquired the assets pursuant to the Purchase Agreement. Also on January 27, 2024, BGBPL entered into a Royalty Agreement (“Bond SPV Royalty”) with FGRBPL and Bond SPV.  The Bond SPV Royalty provides for BGBPL to pay a royalty in refined gold to Bond SPV (as priority payee) and FGRBPL (as secondary payee, once Bond SPV debt service obligations are met) at a rate of the lesser of (i) 2,000 ounces per month, or 30% of gross production per month for the first 36 months following the start of commercial production, and (ii) 3,250 ounces per month, or 30% of gross production per month, after 36 months until Bond SPV Royalty payments total the 250,000 ounce cap.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The adjustments primarily relate to the removal of the Bond SPV Royalty liability and the removal of certain fixed assets (and the related depreciation expense) that were not part of the Purchase Agreement. After further investigation, it was determined the Bond SPV Royalty agreement should be accounted for as FGRBPL’s retention of a mineral right in accordance with ASC 932 as it represents a volumetric production payment, whereas previously it was accounted for as part of the consideration payable to FGR. Under ASC 932, FGR would retain the rights to their share of the ounces of gold and no entry should be recorded on BGHL as those rights were not part of the lease transfer.

Mineral rights are measured at fair value at the acquisition date and determined by the net present value of expected future cashflows, which, under an asset acquisition, are then adjusted to match the consideration paid, in this case being the liabilities assumed. Given BGHL accounted for the purchase as an asset acquisition rather than a business combination, the total adjusted consideration transferred on the date of the acquisition was allocated to the assets and liabilities acquired on a relative fair value basis therefore the net impact of these adjustments on the consolidated balance sheet as of the acquisition date was zero.

The following table summarizes the reporting acquisition date fair value of the assets acquired and the liabilities assumed, restatement adjustments and adjusted allocation of fair value of assets acquired:

	May 15, 2024
	As Reported	Restatement Adjustments	As Restated
Assets acquired
Property, plant and equipment	$44,600,000	$(42,000,000)	$2,600,000
Intangible assets: Mineral rights	323,600,000	(293,500,000)	30,100,000
Total assets acquired	$368,200,000	$(335,500,000)	$32,700,000

Liabilities assumed
Bond SPV royalty liabilities	$335,500,000	$(335,500,000)	$—
GSR royalty liability	2,700,000	—	2,700,000
GSR contingent consideration liabilities	17,100,000	—	17,100,000
Asset retirement obligation	12,900,000	—	12,900,000
Total liabilities assumed	$368,200,000	$(343,800,000)	$32,700,000

INTERIM CONDENSED CONSOLIDATED BALANCE SHEET

(UNAUDITED) (RESTATED)

(Stated in US Dollars except for Number of Shares)

	June 30, 2024
	As Reported	Restatement Adjustments	As Restated

ASSETS
Current assets
Cash	$714	$—	$714
Prepaid expenses and other current assets	769,742	—	769,742
Advances to related parties	1,252,660	—	1,252,660
Total current assets	2,023,116	—	2,023,116
Property, plant and equipment	44,510,619	(41,910,619)	2,600,000
Mineral rights	323,705,486	(293,500,000)	30,205,486
Total assets	$370,239,221	$(335,410,619)	$34,828,602

Liabilities
Current liabilities
Accrued expenses and other current liabilities	$1,378,826	$—	$1,378,826
Due to related party	245,583	—	245,583
Loan – related party	1,500,000	—	1,500,000
Convertible notes payable	2,224,918	—	2,224,918
Total current liabilities	5,349,327	—	5,349,327
Royalty payable	338,200,000	(335,500,000)	2,700,000
Contingent consideration liability	17,100,000	—	17,100,000
Asset retirement obligation	13,107,200	200	13,107,400
Total liabilities	373,765,527	(335,499,800)	38,256,727
Commitments and contingencies
Stockholders’ Deficit
Common stock, $0.00000000001 par value; 100,000,000 authorized and issued shares	—	—	—
Accumulated deficit	(3,517,306)	89,181	(3,428,125)
Total stockholders’ deficit	(3,517,306)	89,181	(3,428,125)
Total liabilities and stockholders’ deficit	$370,239,221	$(335,410,619)	$34,828,602

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED) (RESTATED)

(Stated in US Dollars except for Number of Shares)

	Three months ended June 30, 2024
	As Reported	Restatement Adjustments	As Restated
Operating expenses
General and administrative expenses	$374,750	$—	$374,750
Merger and acquisition expenses	550,100	—	550,100
Plant costs	1,349,153	—	1,349,153
Accretion of asset retirement obligation	207,200	200	207,400
Depreciation and amortization	89,381	(89,381)	—
Total operating expenses	2,570,584	(89,181)	2,481,403

Other expense
Interest expense	(41,007)	—	(41,007)
Total other expense	(41,007)	—	(41,007)
Net loss	$(2,611,591)	$89,181	$(2,522,410)
Weighted average common shares outstanding — basic and diluted	100,000,000	—	100,000,000
Net loss per common share — basic and diluted	$(0.03)	$—	$(0.03)

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(RESTATED)

(Stated in US Dollars except for Number of Shares)

	Six months ended June 30, 2024
	As Reported	Restatement Adjustments	As Restated
Operating expenses
General and administrative expenses	$460,392	$—	$460,392
Merger and acquisition expenses	1,035,495	—	1,035,495
Plant costs	1,349,153	—	1,349,153
Accretion of asset retirement obligation	207,200	200	207,400
	89,381	(89,381)	—
Total operating expenses	3,141,621	(89,181)	3,052,440

Other expense
Interest expense	(41,007)	—	(41,007)
Total other expense	(41,007)	—	(41,007)
Net loss	$(3,182,628)	$89,181	$(3,093,447)
Weighted average common shares outstanding — basic and diluted	100,000,000	—	100,000,000
Net loss per common share — basic and diluted	$(0.03)	$—	$(0.03)

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR SIX MONTHS ENDED JUNE 30, 2024

(RESTATED) (UNAUDITED)

(Stated in US Dollars except for Number of Shares)

	As Reported	Restatement Adjustments	As Restated
Cash flows from operating activities:
Net loss	$(3,182,628)	$89,181	$(3,093,447)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of asset retirement obligation	207,200	200	207,200
Depreciation	89,381	(89,381)	—
Operating and prepaid expenses paid by related party	1,326,914		1,326,914
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(685,751)	—	(685,751)
Advances to related party	(1,252,660)	—	(1,252,660)
Accrued expenses and other liabilities	1,378,826	—	1,378,826
Net cash used in operating activities	(2,118,718)	—	(2,118,718)

Cash flows from investing activities:
Capitalized asset acquisition costs	(105,486)	—	(105,486)
Net cash used in investing activities	(105,486)	—	(105,486)

Cash flows from financing activities:
Proceeds from convertible notes	2,224,918	—	2,224,918
Net cash provided by financing activities	2,224,918	—	2,224,918

Net Increase in cash	714	—	714
Cash at beginning of period	—	—	—
Cash at end of period	$714	$—	$714

Supplemental cash flow information
Interest paid	$—	$—	$—
Taxes paid	$—	$—	$—

Noncash investing and financing activities:
Acquisition of Mineral rights in exchange for certain obligations	$323,600,000	$(293,500,000)	$30,100,000
Acquisition of Property, plant and equipment, net in exchange for certain obligations	$44,600,000	$(42,000,000)	$2,600,000
Assumption of royalty payable in exchange for mineral rights and property, plant and equipment, net	$338,200,000	$(335,500,000)	$2,700,000
Assumption of contingent consideration liability in exchange for mineral rights and property, plant and equipment, net	$17,100,000	$—	$17,100,000
Assumption of asset retirement obligation in connection with obtaining mineral rights and property, plant and equipment, net	$12,900,000	$—	$12,900,000

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5. ASSET ACQUISITION

On January 27, 2024, the BGBPL and FGRBPL entered into the Purchase Agreement to acquire certain mining assets, primarily mining leases, of the Bogoso Prestea Mine, subject to certain closing conditions including approval by the Ministry of Lands and Natural Resources of the Republic of Ghana. The Purchase Agreement provided for the transfer of mining assets from FGRBPL (the previous leaseholder) to BGBPL, including four mining leases (Bogoso I, Bogoso II, Prestea Surface and Prestea Underground), a government indemnity in favor of the previous leaseholder in respect of certain environmental damage and liabilities, fixed assets including immovable structures, buildings and facilities. Consideration for the transfer of the mining assets is the assumption of the previous leaseholder’s royalty agreement obligation with Golden Star Resources and stream agreement with Royal Gold.

The Purchase Agreement became effective as of May 1, 2024. The closing conditions have been met, with a number of subsequent closing deliverables still to be concluded (including the Royal Gold Agreement novation, the Golden Star Resources Agreement novation, and the Corporate Social Responsibility Agreement novation). The registration of the legal transfer was completed on May 15, 2024. In accordance with the laws of Ghana, BGBPL will ultimately be 90% owned by BGHL and 10% owned by the Government of the Republic of Ghana. As of the date of these financials, the shares have not been transferred to the Government of the Republic of Ghana.

BGHL evaluated this acquisition under ASC 805, Business Combinations. ASC 805 requires that an acquirer determine whether it has acquired a business. If the criteria of ASC 805 are met, a transaction would be accounted for as a business combination and the purchase price is allocated to the respective net assets and liabilities assumed based on their fair values and a determination is made whether any goodwill results from the transaction. This mine has been shut in with limited activities necessary to maintain the surface as required by regulation. In evaluating the criteria outlined by this standard, BGHL concluded that the acquired set of assets did not meet the US GAAP definition of a business. BGHL did not acquire an assembled workforce nor a substantive process. BGHL has contracted through a transition services agreement (the “TSA”), FGRBPL to continue various mine maintenance processes. In order to commence operations, BGHL will need to hire additional skilled workers to execute its exploration and development plan. Therefore, BGHL accounted for the purchase as an asset acquisition rather than a business combination, and allocated the total consideration transferred on the date of the acquisition to the assets and liabilities acquired on a relative fair value basis.

Also on January 27, 2024, Blue Gold Bogoso Prestea Ltd entered into the Bond SPV Royalty with FGRBPL and Bond SPV.  The Bond SPV Royalty provides for Blue Gold Bogoso Prestea Ltd to pay a royalty in refined gold to Bond SPV (as priority payee) and the previous leaseholder (as secondary payee, once Bond SPV debt service obligations are met) at a rate of the lesser of (i) 2,000 ounces per month, or 30% of gross production per month for the first 36 months following the start of commercial production, and (ii) 3,250 ounces per month, or 30% of gross production per month after 36 months until Bond SPV Royalty payments total the 250,000 ounce cap. This agreement represents a volumetric production payment and in accordance with ASC 932, is accounted for as a retention of the mineral right by the pervious leaseholder and therefore not part of the asset acquisition described above.

The following table summarizes the acquisition date fair value of the assets acquired and the liabilities assumed:(1)

Assets acquired
Property, plant and equipment(2)	$2,600,000
Intangible assets: mineral rights(3)	30,100,000
Total assets acquired	$32,700,000

Liabilities assumed
GSR royalty liability(4)	$2,700,000
GSR contingent consideration liabilities(5)	17,100,000
Asset retirement obligations(6)	12,900,000
Total Liabilities assumed	$32,700,000

(1)	The liabilities assumed and assets acquired include a mandatory 10% non- controlling interest to be held by the Government of Ghana based on Ghanaian laws.

(2)	Property, plant and equipment includes land, building and processing equipment excluding mobile assets. Property, plant and equipment are measured at fair value at the acquisition date. The fair value was determined by the evaluation and combination of the open market approach, comparative method and the present replacement value approach. The fair value was then adjusted based on relative fair value as compared to the other assets acquired.

(3)	Mineral rights are measured at fair value at the acquisition date and determined by the net present value of expected future cashflows. Key assumptions in the income valuation method include long-term gold prices (average gold price of $2,006/oz), level of gold production over the life of mine (3,885.4 koz), tonnes of ore processed (76.7 Mt), operating and capital expenditures and a 17.0% discount rate. The fair value was then adjusted based on relative fair value to match the consideration paid being the liabilities assumed.

(4)	The liability is recorded at fair value at the closing date determined by the net present value of estimated future obligations using the same expected future cash flows associated with the mineral rights using an appropriate credit adjusted discount rate of 10%.

(5)	The fair value of the liability was determined using the Black Scholes Merton Model at the closing date. Key assumptions in this model included remaining life (3.6 — 6.0 years); risk free rate (4.3%-4.4%); and cost of debt (17.6% – 18.3%).

(6)	Asset retirement obligation represents the fair value at the closing date associated with the estimate of cost to return the mines to their original condition upon disposal. The estimate was determined using the present value technique based on forecasted remediation costs at end of life of mine (incorporating an appropriate inflation rate), and development and application of an appropriate credit adjusted discount rate, 12.5%.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6. MINERAL RIGHTS

As of December 31, 2024, BGHL has mineral rights in Ghana to mine the Bogoso and Prestea properties acquired under the Purchase Agreement. These mineral rights were acquired through staking and purchase, lease or option agreements and are subject to varying royalty interests, some of which are indexed to the sale price of gold. The mine is currently on care and maintenance, no mining activities are being undertaken and there is currently no production from the mine. As of December 31, 2024, the carrying value of the mineral rights of $30.1 million represents the relative fair value on the acquisition date allocated to the acquired mineral rights pursuant to the Purchase Agreement. Amortization is computed using the unit of production method and there was no amortization for the year ended December 31, 2024, due to the lack of gold production.

Due to the uncertainty surrounding the outcome of the lease dispute with the Government of Ghana (Note 15), and the possibility that the mining leases may not be returned to BGBPL, there is a material uncertainty that BGHL will not be able to undertake its business plan to restart the Bogoso Prestea mine. If BGHL is not successful with its arbitration proceedings with the Republic of Ghana, the leases may be relinquished which will reduce the mineral rights value reflected in BGHL’s balance sheet to zero.

7. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consisted of the following:	December 31, 2024
Vehicles	$354,267
Building and leasehold land	1,792,352
Plant and machinery	807,648
Computer and accessories	1,010
Total Property, plant and equipment	2,955,277
Less: accumulated depreciation	(41,768)
Property, plant and equipment, net	$2,913,509

There was $41,768 of depreciation expense for the year ended December 31, 2024.

8. ADVANCES PAYABLE

On November 7, 2024, BGHL received a $345,000 advance from Attachy. The advance is interest free and without security. The advance is due on demand. At December 31, 2024, Attachy has not demanded repayment of the advance.

On each of October 2, 2024, October 28, 2024 and November 31, 2024, BGHL’s subsidiary, BGBPL, received an aggregate amount of $303,000 in advances from Attachy. The advances are interest free and without security.  The advances are due on demand. At December 31, 2024, Attachy has not demanded repayment of the advances.

9. CONVERTIBLE NOTES PAYABLES

On June 16, 2024, BGHL executed $2,500,000 of convertible secured interest-bearing loan notes, as amended and restated by an amendment and restatement deed, dated June 26, 2024, with a redemption date of December 14, 2024 (the “Notes”), to fund working capital needs. The Notes are convertible into ordinary shares at a conversion rate of $0.50 per share. The Notes accrue fixed interest of 15% of the principal amount of the Notes which are repaid or redeemed but no interest shall accrue on any Notes that are converted. The Notes are secured by the underlying equity of BGHL held by three shareholders of BGHL. The Notes can be repaid or converted at the option of the Noteholder at any time, up to the redemption date of December 14, 2024. In June and July 2024, BGHL issued $2,500,000 of the Notes, of which $350,000 was redeemed and reissued to new Noteholders at a fixed rate of 10% on July 30, 2024. In September 2024, $27,152 was repaid. BGHL records the Note liability at its fixed monetary amount on the issuance date and interest expense charged over the outstanding period of the Note. At December 31, 2024, the balance of $2,472,848 was due on demand and reported as Convertible notes payables on the accompanying consolidated balance sheet. For the year ended December 31, 2024, interest expense of $442,869 was accrued on these loans and included on the consolidated statement of income.

On January 10, 2025 the Notes were amended and restated to extend the redemption date to June 14, 2025; increase the fixed interest rate to 30% of the principal amount of the Notes which are repaid or redeemed but no interest shall accrue on any Notes that are converted; and decreased the conversion rate to $0.40 per share. As at the date of these financial statements, 100% of the Notes have been converted. The Noteholders converted their Notes into shares by accepting shares issued by BC2, with a corresponding intercompany loan being put in place owing by BGHL to BC2 (see Note 16).

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10. ROYALTY AGREEMENT AND CONTINGENT CONSIDERATION

Bond SPV Royalty Agreement

On January 27, 2024, in conjunction with the Purchase Agreement (see Note 5), BGBPL entered into the Bond SPV Royalty with FGRBPL and Bond SPV which closed in May 2024. The Bond SPV Royalty provides for BGBPL to pay a royalty in refined gold to Bond SPV (as priority payee) and the previous leaseholder (as secondary payee, once Bond SPV debt service obligations are met) at a rate of the lesser of (i) 2,000 ounces per month, or 30% of gross production per month for the first 36 months following the start of commercial production, and (ii) 3,250 ounces per month, or 30% of gross production per month after 36 months until Bond SPV Royalty payments total the 250,000 ounce cap. This agreement represents a volumetric production payment and in accordance with ASC 932, is accounted for as a retention of the mineral right by the previous leaseholder and therefore not part of the asset acquisition described above. Gold ounces available to be sold will be reduced by the amounts provided to Bond SPV.

GSR Royalty Agreement

The consideration for the transfer of mining assets under the Purchase Agreement also includes the assumption of FGRBPL’s royalty agreement with Golden Star Resources, a royalty and a contingent payment. On September 30, 2021, FGR entered into Royalty and Contingent Payment Agreement with Golden Star Resources Limited (“GSR Royalty”). The GSR Royalty provides for the payments of two types of royalties to Golden Star Resources Limited. First, a royalty of 1.0% of sale of product of net smelter returns of 100,000 to 300,000 cumulative ounces of gold, and a royalty of 2.0% of sale of product of net smelter returns of over 300,000 cumulative ounces of gold after October 1, 2020. The net smelter return royalty terminates when the aggregate payments exceed $35,000,000. To date there has been no payment triggered or made towards the net smelter return royalty. The second is a contingent payment, defined as the payment of $20,000,000 (if the price of gold is <$1,400/oz), $30,000,000 (if the price of gold is $1,400–$1,700/oz), or $40,000,000 (if the price of gold is >$1,700/oz) upon the start of sulphide mining (refractory), such payment to be made in stages during the construction and operation of the sulphide project. To date, there has been no payment triggered or made towards the sulphide mining contingent payment.

On the closing date, the GSR Royalty liability under this agreement was measured at fair value using an income approach. The contingent payment also resulted in a liability that was measured using the Black Scholes Merton model (See Note 12).

11. ASSET RETIREMENT OBLIGATIONS

BGHL accounts for its asset retirement obligations in accordance with ASC 410, Asset Retirement and Environmental Obligations. Remediation, reclamation and mine closure costs are based principally on legal and regulatory requirements. Management estimates costs associated with reclamation of mining properties as well as remediation costs for inactive properties. BGHL uses assumptions about future costs, capital costs and reclamation costs. Such assumptions are based on BGHL’s current mining plan and the best available information for making such estimates. At the closing date of acquiring the mine, the asset retirement obligation was measured at fair value. The estimate was determined using the present value technique based on forecasted remediation costs at end of life of mine (incorporating an appropriate forward rate), and development and application of appropriate discount rate.

BGHL accounts for its asset retirement obligations in accordance with ASC 410, Asset Retirement and Environmental Obligations. This requires that legal obligations associated with the retirement of long-lived assets be recognized at fair value when incurred and capitalized as part of the related long-lived asset. Over time, the liability is accreted to its future value each period, and the capitalized asset is depreciated over the useful life of the long-lived asset.

In the absence of quoted market prices, BGHL estimates the fair value of our asset retirement obligations at inception using present value techniques, in which estimates of future cash flows associated with retirement activities are discounted using a credit-adjusted risk-free rate. BGHL’s estimated liability could change significantly if actual costs vary from assumptions or if governmental regulations change significantly.

BGHL’s cash flow estimate for the asset retirement obligation is based upon the assumption of a 18.3-year expected life of the mine and discounted using a credit-adjusted risk-free discount rate of 12.5%.

BGHL’s asset retirement obligation was established in May 2024, subsequent to the Purchase Agreement, and initially recorded at fair value. BGHL’s accretion expense totaled $1,037,000 from the closing date through December 31, 2024. The asset retirement obligation totaled $13,937,000 at December 31, 2024.

Changes to the asset retirement obligations are as follows:

December 31, 2024
Asset Retirement obligations, beginning of year	$—
Liability assumed	12,900,000
Accretion expense	1,037,000
Asset Retirement obligations, end of year	$13,937,000

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12. FAIR VALUE MEASUREMENT

Financial Assets Measured at Fair Value on a Nonrecurring Basis

The significant Level 3 assumptions used in the calculation of estimated discounted cash flow model vary depending on its application and may include projections of estimated quantities of gold resources and reserves, expectations for timing and amount of future development, operating and asset retirement costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates. See Note 5 for additional information regarding the mine acquisitions.

Royalty Liabilities

The estimated fair value of the royalty liabilities was determined using the income approach. Key inputs in the income valuation method include long-term gold prices (average gold price of $2,006/oz), level of gold production over the life of mine (3,885.4 koz), tonnes of ore processed (76.7 Mt) and the discount rate (10.0%).

Contingent Liability

The estimated fair value of the contingent consideration was determined using the Black-Scholes option-pricing model and were based on the following assumptions:

May 15, 2024 (acquisition date)
Dividend yield	0.0%
Volatility	13.8%
Risk Free Rate	4.3 – 4.4%
Expected life	3.6 – 6 years
Cost of debt	17.6% – 18.3%.

Asset Retirement Obligation

BGHL estimates the fair value of asset retirement obligations based on the projected discounted future cash outflows required to settle abandonment and restoration liabilities. Such an estimate requires assumptions and judgments regarding the existence of liabilities, the amount and timing of cash outflows required to settle the liability, what constitutes adequate restoration, inflation factors, credit adjusted discount rates, and consideration of changes in legal, regulatory, environmental and political environments. Asset retirement obligation fair value measurements in the current period were Level 3 fair value measurements. The estimated fair value of the asset retirement obligation was determined using an income approach. Key assumptions included the remaining term – 18.3 years; discount rate – 12.5%; inflation rate – 4.7%; market risk premium 5.50%. As further described in Note 11, BGHL recognized the fair value of a liability for an asset retirement obligation at the close date of the Purchase Agreement. Future changes to underlying assumptions may result in revisions of the asset retirement obligation resulting in an adjustment to the asset retirement asset that is amortized prospectively using the unit of production method. The accretion expense from the closing date through December 31, 2024 was $1,037,000.

13. RELATED PARTY TRANSACTIONS

Related party loan

On December 30, 2023, BGHL entered into an unsecured promissory note (the “Working Capital Loan”) with an affiliate, FGR, pursuant to which BGHL may borrow up to an aggregate principal amount of $1,500,000. The Working Capital Loan is non-interest bearing and payable upon the consummation of the Business Combination. As of December 31, 2024 and 2023, there was $0 and $418,669, respectively, outstanding under the Working Capital Loan, respectively.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Accounts Payable related party

The Company has various related party transactions with FGRBPL, its parent, BIHL and BIHL’s consolidated subsidiaries. These transactions primarily relate to mine maintenance services provided by FGRBPL to BGBPL in connection with the TSA. In order to fund these transactions, at times, money is advanced to a BIHL consolidated entity, thereby creating a due from balance. BIHL through its subsidiaries carry out the business activities of the mine and the amounts advanced are used to fund these activities. The break-out of this net balance due as of December 31, 2024 by BIHL consolidated entity is as follows:

Legal entity name	As of December 31, 2024
(due to)/due from
FGR-BPL	$(3,887,334)
Future Global Resources Limited (“FGR”)	1,762,907
Blue International Holdings Limited (“BIHL”)	23,314
$(2,101,113)

On December 31, 2024, the Company owed a net amount of $2,101,113 to BIHL and its consolidated subsidiaries. The balance is due on demand. Interest is calculated on a monthly basis based on SOFR plus 1% on funds advanced as well as funds received. For the year ended December 31, 2024, a net amount of related party interest of $69,418 was recorded in the statement of operations and remains accrued at December 31, 2024 and is included in accounts payable related party in the consolidated Balance Sheet. For the year ended December 31, 2024, the Company incurred expenses of $4,241,953 in connection with the TSA which has been included in plant maintenance costs in the consolidated statement of operations.

14. STOCKHOLDERS’ DEFICIT

Common stock — BGHL is authorized to issue 200,000,000 shares of common stock with a par value of $0.00000000001 per share. During the year ended December 31, 2024, BGHL sold 8,590,592 shares of common stock of BGHL receiving proceeds totaling $3,628,191. Additionally, BGHL issued 155,654 shares of common stock of BGHL in exchange for goods and services totaling $89,749. At December 31, 2024 and 2023, there were 108,746,245 and 100,000,000 shares of common stock issued and outstanding, respectively.

15. COMMITMENTS AND CONTINGENCIES

Notice of Termination of Mining Leases

On September 20, 2024, FGR-BPL, the previous leaseholders of the Bogosa Prestea Mine, received a notice of termination of mining leases (the “Commission Notice”) from the Minerals Commission of Ghana (the “Mineral Commission”) alleging violations of the related leases. After the Commission Notice, the Mineral Commission formed an Interim Management Committee (“IMC”), and the IMC assumed managerial control of the mine site. BGHL and the Previous Leaseholder, pursuant to the Minerals and Mining Act 2006 (Act 703) (the “Mining Act”), actively dispute the contents and legality of the Commission Notice and the appointment of an IMC. On October 14, 2024, BGHL delivered notice to the Republic of Ghana requesting settlement of BGHL’s dispute pursuant to the Agreement between the Government of the United Kingdom of Great Britain and Northern Ireland and the Government of the Republic of Ghana for the Promotion and Protection of Investments, signed in Accra on March 22, 1989 and entered into force on October 25, 1991 (“UK-Ghana BIT”).

On April 2, 2025, BGHL served a notice of arbitration on the Republic of Ghana to commence international arbitration proceedings against the Republic of Ghana pursuant to Article 10 of the UK-Ghana BIT. On June 6, 2025, the Republic of Ghana submitted its response to the notice of arbitration in which it contests jurisdiction and disputes the validity and merits of BGHL’s claims and has agreed to have a three-person tribunal hear the dispute and for it to be administered by an arbitral institution (the Permanent Court of Arbitration in The Hague). Pending the resolution of the dispute, BGHL has been advised by Kimathi Partners, its legal counsel in Ghana, that pursuant to Section 27(5) of the Mining Act, the leases remain valid and in full effect.

In the event the arbitration outcome or any of these actions is favourable to the existing mining leases, successful mine development, infrastructure construction, and mineral production is dependent on obtaining all necessary consents, approvals, and licenses for a successful design, construction, and operation of efficient mining, processing, and transportation facilities. No assurance can be given that we will be able to resolve this matter or obtain all necessary consents, approvals, and licenses in a timely manner, or at all. If the outcome of the arbitration is unfavourable, it will adversely affect the value of BGHL’s business. Delays or difficulties in obtaining a favourable arbitration outcome or in obtaining relevant approvals, may interfere with future mining operations or plans of BGHL, which will materially impact our business and financial position in the future.

Due to the uncertainty surrounding the outcome of the lease dispute with the Government of Ghana, and the possibility that the mining leases may not be returned to BGBPL, there is a material uncertainty that BGHL will be able to undertake its business plan to restart the Bogoso Prestea mine. If the Company is not successful with its arbitration proceedings with the Republic of Ghana, the leases may be relinquished which will reduce the mineral rights value reflected in BGHL’s balance sheet to zero.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Business Combination Agreement

On June 25, 2025 (the “Closing Date”), Blue Gold Limited, a Cayman Islands exempted company limited by shares (“BGL”), consummated the previously announced business combination pursuant to the Second Amended and Restated Business Combination Agreement, dated as of June 12, 2024 (as amended and restated, the “BCA”), and further amended on January 8, 2025, March 28, 2025, April 20, 2025, May 8, 2025 and June 10, 2025, by and among BGL, Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares formerly known as RCF Acquisition Corp. (“Perception”), and BGHL. The following transactions occurred pursuant to the terms of the BCA (collectively, the “Business Combination”):

●	BGL formed Blue Merger Sub, an exempted company incorporated under the laws of the Cayman Islands (“Blue Merger Sub”), for the purposes of the effectuating the business combination;

●	Perception merged with and into BGL, with BGL being the surviving entity (the “Perception Reorganization”);

●	Blue Cayman 1, an exempted company incorporated under the laws of the Cayman Islands (“BC1”), acquired the entirety of the BGHL Shares;

●	BC1 transferred the entire undertaking of BC1, including the entire share capital of BGHL to Blue Cayman 2, an exempted company incorporated under the laws of the Cayman Islands (“BC2”). The name of Blue Cayman 2 was changed to Blue Gold (Cayman) Limited;

●	Blue Merger Sub merged with and into BC2, with BC2 being the surviving entity and becoming a wholly owned subsidiary of BGL.

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Perception will acquire all of the outstanding equity interests of BGHL in the Business Combination, Perception will be treated as the “acquired” company and BGHL will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of BGHL issuing stock for the net assets of Perception, accompanied by a recapitalization. The net assets of Perception will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of BGHL.

BGHL has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the Assuming Minimum Redemptions Scenario and the Assuming Maximum Redemptions Scenario:

●	BGHL’s stockholders will have the greatest voting interest in the Post-Combination Company;

●	BGHL’s stockholders will have the ability to control decisions regarding election and removal of directors and officers of the Post-Combination Company;

●	BGHL will comprise the ongoing operations of the Post-Combination Company; and

●	BGHL’s existing senior management will be the senior management of the Post-Combination Company.

Royal Gold Stream Agreement

Another obligation for the transfer of mining assets under the Purchase Agreement is the assumption by BGBPL of the previous leaseholder’s stream agreement with RGLD Gold AG (“Royal Gold”). Royal Gold has the right to purchase 5.5% of payable gold produced from the Bogoso Prestea Mine. The cash purchase price for gold is 30% of the spot price of gold per ounce delivered.

BLUE GOLD HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Gold Advance Payment Purchase Agreements

In August 2024, BGHL signed a Gold Advance Payment Purchase Agreement (“GAPPA”) with Gerald Metals SARL (“Gerald”), whereby, subject to satisfying several conditions precedent, Gerald will make advance payments of up to an aggregate of $25,000,000 to fund restart costs. All advance payment amounts, plus interest accruing and compounding daily at 7% plus three-month SOFR per annum, are required to be prepaid 24 months after the date of the first advance payment disbursement. Until such time as all such amounts are paid in full, Gerald is granted a first ranking perfected security interest over all of BG-BPL’s assets, including real property, machinery, and equipment, its mining license, each with regard to the Bogoso Prestea mine, and certain other assets. In consideration of the advance payment, BGBPL will sell 100% of the total material produced at the Bogoso and Prestea site to Gerald for a period of 60 months after the offtake commencement date at a discount as defined in the agreement. The total amount of material sold will be no less than 760,000 oz of gold, delivered pursuant to a prescribed delivery schedule, and such 60 month period can be extended until such amount is delivered. Pursuant to the GAPPA, Gerald was also granted a right of first refusal to participate in the development funding of certain future projects. In addition, the GAPPA includes an undertaking that Blue Gold Limited will become a party to the GAPPA. The GAPPA gives Gerald the option to convert the advance payment, or part thereof, into shares and warrants of Blue Gold Limited. Under Tranche A, $15.0 million of advance payment can be converted to Blue Gold Limited shares up to 10 business days after Listing. The conversion price into BGL shares will be calculated on the basis of a conversion into BGHL shares at $0.43 cents and then applying the BCA conversion into BGL shares achieved by BGHL at the time of the Listing. Each share is paired with a warrant as part of Tranche A, giving the right to purchase shares at the listing price (cash exercise) for a period of 24 months following the date of issue of the warrants. Under Tranche B, $10.0 million of advance payment can be converted to Blue Gold Limited shares for a period of 24 months after the first disbursement of the advance payment. Under Tranche B, Gerald Gerald can elect to convert on the earlier of (i) the Listing; or (ii) during the first calendar month of commercial production. If the conversion under Tranche B takes place prior to Listing, the conversion price shall be 100 cents per share in BGHL, if the conversion is after Listing, the conversion price shall be the initial listing price. Each share is paired with a warrant as part of Tranche B giving the right to purchase shares at the listing price (cash exercise) for a period of (i) 24 months following the date of issue of the warrants if they elect to exercise Tranche B prior to the Listing, or on the IPO date, or within 12 months following the date of last disbursement of the Advance Payment, or (ii) 12 months if Gerald elects to convert after the 12th Month following the date of last disbursement of the Advance Payment. Furthermore, the GAPPA gives Gerald the right, for the duration of the agreement, to two board seats on BGL and BGBPL.

Mining Equipment Supply Framework Agreement

In September 2024, BG-BPL signed a Mining Equipment Supply Framework Agreement with Attachy, whereby Attachy will procure certain goods and equipment necessary for the restart of the Bogoso Prestea mine, up to a total value of $8.0 million. BG-BPL must repay to Attachy the equipment purchase price plus a mark-up of 30% of such price. Repayment of the purchase price and mark-up amount will commence three months after an equipment purchase and will be repaid over seven equal monthly instalments. The Company paid $1,084,872 to Attachy under this agreement as a service fee which has been expensed as plant maintenance costs for the year ended December 31, 2024.

16. SUBSEQUENT EVENTS

Subsequent events have been evaluated through July 1, 2025, which represents the date the consolidated financial statements were available to be issued and those that are material to the consolidated financial statements are included below.

Advance from Parent

In March 2025, BGHL received an advance of $866,691 from BC2, BGHL’s current parent company.

Preferred Stock Purchase

In March 2025, BGHL entered into a Preferred Stock Purchase Agreement to purchase 110,000 preference shares of Perception Capital Corp. IV from BCMP Services Limited (“BCMP”), an entity jointly owned by the CEO of BGHL and a significant shareholder, for a total consideration of $126,385, which was BCMP’s cost basis. In April 2025, BGHL granted options over 17,500 of these preference shares to employees at an exercise price $1.15 per preference share with an option term of five years. The Preference Shares are convertible on a 1-to-20 basis into Class A Ordinary Shares for an effective price of approximately $0.06 per Class A Ordinary Share.

Amendment to convertible notes

As referred to in Note 9, on June 16, 2024, BGHL executed $2,500,000 of notes, as amended and restated by an amendment and restatement deed, dated June 26, 2024, with a redemption date of December 14, 2024. On January 10, 2025, the Notes were amended and restated to extend the redemption date to June 14, 2025; increase the fixed interest rate to 30% of the principal amount of the Notes which are repaid or redeemed but no interest shall accrue on any Notes that are converted; and decreased the conversion rate to $0.40 per share. As at the date of these financial statements 100% of the Notes have been converted and upon conversion no interest was charged. The Noteholders converted their notes into shares by accepting shares issued by BC2. As the debt was owed by BGHL, the Company recorded an intercompany loan to BC2 at the time of conversion to relieve the convertible notes payable.

New Convertible Note issue

As of June 25, 2025, BGHL is undertaking a fundraising in the form of a convertible note (“CLN”), with $1,902,586 having been subscribed to date. The CLN has a maturity date of October 31, 2025 and a redemption premium of 20%. The CLNs will be automatically converted into ordinary shares of Blue Gold Limited thirty (30) days after the Listing of Blue Gold Limited. The conversion price will be the lower of (i) the Volume Weighted Average Price (VWAP) over the 30-day period following the Listing less the Applicable Discount and (ii) the closing price on the day prior to the conversion less the Applicable Discount. The Applicable Discount is a 40% discount for investments made prior to the Listing and a 20% discount for investments made following the Listing.

Accounts Payable Related Party

As of May 31, 2025, BGHL owed a net amount of $718,382 to BIHL and its consolidated subsidiaries to cover plant maintenance costs in connection with the TSA. BIHL is the parent company of the previous leaseholder. The balance is due on demand. Interest continues to be calculated on a monthly basis based on SOFR plus 1% on funds advanced as well as funds received.